Exhibit 99.1

News
For Immediate Release
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Contact:
Alexander Hutter
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SILGAN HOLDINGS ELECTS KIMBERLY I. ULMER
AS CHIEF FINANCIAL OFFICER

STAMFORD, CT, March 8, 2023 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, announced today that Kimberly I. Ulmer has been elected as Chief Financial Officer of the Company. Ms. Ulmer joined the Company in 2004 as its Controller, and, in addition to serving as CFO, she will continue as Senior Vice President and Treasurer of the Company. Robert B. Lewis, who has been CFO since 2004, will continue as a member of the Executive Office of the Company, serving as Executive Vice President, Corporate Development and Administration of the Company.

“Today’s announcement is the next step in our continued succession planning for Silgan. Kim has been an integral member of our executive team for nearly two decades, and her responsibilities have continued to expand over time based upon her deep knowledge of the intricacies of the Silgan business model, her proven technical capabilities and her outstanding performance. Kim is uniquely qualified to be Silgan’s next CFO and will be an excellent steward of our financial resources going forward,” said Adam Greenlee, President and Chief Executive Officer.

“For nearly twenty years, Bob has been, and continues to be, a vital member of the Executive Office of Silgan. His contributions to the Company as CFO have benefitted all aspects of our business, with his

SILGAN HOLDINGS
March 8, 2023

unwavering focus, pragmatic approach and discipline demonstrating the strength of the Silgan culture. In his new role, among other responsibilities, Bob will oversee the critical functions of Corporate Development and Investor Relations,” concluded Mr. Greenlee.
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Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.4 billion in 2022. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.
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